Exhibit 16.1

February 24, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for S Wind-up Corporation (formerly, Sagent Technology, Inc., the “Company”) and, under the date of March 8, 2004, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2002. On February 22, 2005, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated February 22, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that: (1) the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, were filed with the SEC without review by an independent accountant; (2) the Company has not yet engaged an independent registered public accounting firm to replace KPMG, but is actively engaged in discussions with several candidates; (3) the Company intends to have the independent registered public accounting firm that is engaged for fiscal year 2004 complete the required reviews of the financial statements for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 and to file amended Quarterly Reports on Form 10-Q/A upon completion of the reviews; and (4) that the decision to dismiss KPMG was approved by the board of directors.

Additionally, with respect to the Company’s interim financial statements contained in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, we were not engaged to review the financial statements contained in these quarterly reports and we did not know until February 2005 that the Company had filed these quarterly reports with the SEC.

Very truly yours,

KPMG LLP